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                                                                    EXHIBIT 4.46

                    SHANGHAI COMMERCIAL HOUSE LEASE CONTRACT

                            (Contract No.__________)

Between

Party A(Lessor): Shanghai  Allianz Investment and Development Company

Party B (Lessee): Shanghai Linktone Consulting Co., Ltd.

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      According to the provisions of the Contract Law of the People's Republic of China and Shanghai Municipal Regulations on Rental of Houses("Regulations"), both parties have entered into this Contract with respect to Party A leasing to Party B a commercial office that can be legally leased by Party A, and Party B renting such office under the principles of equality, voluntariness, justice and good faith.

ARTICLE 1 LOCATION OF THE PREMISES

1.1 Party A agrees to lease to Party B the 5th Floor of Eastern Tower located at No. 689, Beijing East Road, Huangpu District, Shanghai (the "Premises"), the total coverage of the Premises is 3,101.77 square meters (measured through survey). The purpose of the Premises is for office work, of a comprehensive nature and the structure thereof is steel and concrete. Layout of the Premise is attached hereto as Exhibit 1. At the time of signing of this Contract, Party A has already presented to Party B:

Pre-sale license No. Huangfangdiyuzi 014-2001.

1.2 As the property owner of the Premises, Party A hereby establishes a leasing relationship with Party B. Before signing this Contract, Party A has informed Party B that no encumbrance exists with respect to the Premise.

1.3 In the case of matters as to scope, conditions and requirements for public areas and co-areas; conditions of existing decorations and ancillary facilities and equipment; and decorations and ancillary facilities to be added by Party B upon Party A's approval, they will be set out in Exhibit 2 and Exhibit 3 hereto, and the two parties agree that these two exhibits will be used as a basis for inspection and acceptance when Party A delivers the Premises to Party B and when Party B returns it to Party A at the time of termination hereof.

ARTICLE 2 USAGE

2.1 Party B hereby promises to Party A that the Premises shall be limited for use to Party B's office work and in compliance with state and local regulations as to house usage and property management.

2.2 Party B promises that, without Party A's written consent and the relevant government authorities' approval, it will not arbitrarily change the usage described above during the term of lease.

ARTICLE 3 DATE OF DELIVERY AND TERM OF LEASE

3.1 Date of Delivery. Party A agrees to deliver to Party B the Premises prior to March 24, 2004. The term of lease will commence from March 24, 2004 and end on March 23, 2007.

3.2 Upon expiration of the term of lease, Party A shall have the right to take back the Premises, and Party B shall hand over the same on time. If Party B wishes to extend the lease, Party B shall submit to Party B in written form its intent at least 3 months prior to the expiration of the lease, and both parties shall thereafter negotiate to extend this Contract.

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ARTICLE 4 RENT AND METHODS AND TIME OF PAYMENT

4.1 The two parties hereby agree that, the daily rent for the Premise is RMB
2.6496 yuan per square meter. Based on the floor coverage of the Premises, the monthly rent during the term of lease shall be RMB 249,977.84 yuan.

The ratio of the rent will not change for three years. Matters as to adjustment of rent will be agreed by both parties pursuant to the Supplementary Provisions.

4.2 Party B shall pay the rent for the current month within 10 days upon receipt of payment notice issued by Party A. For any payment overdue, Party B shall be obliged to pay liquidated damages at the rate of 0.3% of the daily rent.

4.3 Party B shall pay the rent by means of bank transfer.

ARTICLE 5 DEPOSIT AND OTHER EXPENSES

5.1 The two parties agree that, Party B shall pay a deposit equivalent to 3 months' rent (i.e. RMB 749,933.52 yuan) to Party A when Party A delivers the Premises to Party B.

After receiving the deposit, Party A shall issue a receipt to Party B.

Upon termination hereof, the deposit received by Party A shall be returned to Party B interest-free, excluding the part used to offset the expenses that shall be borne by Party B according to this Contract.

5.2 During the term of lease, expenses arising out of use of water, electricity, gas, communication devices, equipment and property management, as well as repair and maintenance expenses for equipment added by Party B, shall be borne by Party
B. Other relevant expenses will be borne by Party A.

5.3 Above expenses assumed by both parties shall be paid by each party respectively.

ARTICLE 6 HOUSE USE REQUIREMENTS AND REPAIR RESPONSIBILITIES

6.1 During the term of lease, in case Party B discovers any damage or breakdown of the Premises and ancillary facilities, it shall inform the situation to Party A promptly; Party A shall carry out repairs within one business day upon receipt of notice from Party B. If Party A fails to do so in time, Party B may carry out the repair, at the expense of Party A.

6.2 During the term of lease, Party B shall be responsible for the protection of internal facilities of the Premises and keep the Premises at all times in good condition. Party B shall be responsible for repair in case of any damages or breakdown to the Premises or ancillary facilities due to unreasonable operation or use by Party B. If Party B refuses to repair, Party A will carry out the repair, provided however, Party B shall be liable for all the expenses arising therefrom.

6.3 During the term of lease, Party A shall ensure that the Premises and the ancillary facilities remain in usable and safe condition. Party A shall provide one business day's prior notice to Party

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B of any inspection, repair and maintenance of the Premises and ancillary facilities, and shall adopt all the measures to reduce the impact on Party B's use of the Premises. Party B shall actively assist Party A under such circumstances.

6.4 If Party B requires additional decorations or ancillary facilities and equipment in addition to those set forth in Exhibit 3 hereto, it shall first ask Party A for approval; or where government approval is required, Party A shall authorize Party B to apply for the approval at the relevant government authorities. Ownership of such additional facilities/equipment and repair and maintenance responsibilities with respect thereto shall be otherwise agreed by the two parties.

ARTICLE 7 HANDOVER OF THE PREMISES

7.1 Unless Party A agrees that Party B may extend the lease, Party B shall handover the Premise to Party A immediately upon expiration of the term of lease. If Party B fails to handover the Premises within such time limit, Party B shall pay liquidated damages to Party of RMB 5.2992 yuan per square meter leased for each day overdue.

7.2 At the time of such handover, the Premises shall be in a condition consistent with that agreed by both Parties in the Amendment. And at the time of the handover, the Premises shall be inspected and accepted by Party A, and the two parties shall settle the expenses that they are respectively responsible for.

ARTICLE 8 SUBLEASE, ASSIGNMENT AND EXCHANGE

8.1 Except for subleases approved by Party A pursuant to the Supplementary Provisions, Party B shall not sublease the Premise, whether in part or in whole, to others unless Party B has obtained the written consent from Party A 15 days in advance. However, a room in the Premises cannot be divided and subleased.

8.2 If Party B intends to sublease the Premises, it shall sign a sublease contract with the sub-lessee, and shall file the contract with the real estate transaction center or the farm system real estate handling department in the district/county where the Premises is located, pursuant to relevant regulations.

8.3 If Party B intends to assign its right as a lessee hereunder or exchange the Premises with another leased premise during the term of lease, then Party A's prior written consent is required. After the assignment or exchange, the assignee or the person with which the Premises has been exchanged shall sign a contract for change of lease and shall continue to perform this Contract.

8.4 If Party A intends to sell the Premises during the term of lease, it shall inform Party B three months in advance. Party B shall enjoy the pre-emptive right to purchase against others under the same transaction conditions.

ARTICLE 9 TERMINATION OF THE CONTRACT

9.1 The two parties agree to terminate the contract in the event of any circumstances set forth below during the term of lease, and in such case, the two parties shall not be liable to one other:

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1) the land occupancy right with respect to the Premises has been legally revoked prior to expiration;

2) the Premises has been expropriated for public interest;

3) the Premises will be dismantled due to the need of urban construction;

4) the Premises is already destroyed, lost or has been determined as dangerous;

5) Party A has informed Party B that an encumbrance exists with respect to the Premises subject to the lease, and now Party A is undergoing penalization by the relevant authorities.

9.2 The two parties agree that, in the event of one of following circumstances either party may terminate the contract by providing the other a written notice. The breaching party shall pay the liquidated damages to the other equivalent to two times the monthly rent; and shall compensate the non-breaching party for the difference between the loss to the non-breaching party caused by the breaching Party and the liquidated damages:

1) Party A fails to deliver the Premises in time, and also fails to do so within ten days upon notice by Party B;

2) the Premises delivered by Party A fails the standards herein, which leads to unrealizability of the purpose of the lease; or such Premises has defects which jeopardizes Party B.

3) Party B changes the usage of the Premises without written consent from Party A, and leads to damage to the Premises;

4) Damage to main structure of the Premises due to Party B's fault;

5) Party B, without due permission, sublets the Premises, assign its rights hereunder or exchange the Premises with others;

6) Party B default on the rent for over one month.

ARTICLE 10 BREACH-OF-CONTRACT LIABILITIES

10.1 If the Premises has defects when delivered, Party A shall repair within ten days upon delivery; if Party A fails to do so, Party A agrees to reduce the rent and change the provisions as to rent herein.

10.2 If Party A fails to inform Party B of any encumbrance with respect to the Premises and therefore has caused loss to Party B, Party B shall compensate the loss.

10.3 If Party A fails to perform its duties herein as to repair and maintenance and leads to damage to the Premises and loss of Party B's property and injury to Party B's body, Party A shall be liable for such loss/injury.

10.4 Except otherwise permitted herein, If Party A takes back the Premises earlier, it shall pay an mount equal to four months' rent to Party B as liquidated damages, If such damages is insufficient to offset Party B's loss, Party A shall make up the shortfall.

10.5 Party A may ask Party B to restore the Premises to its original condition if Party A decorates the Premises or adds ancillary facilities without or beyond the scope of consent of Party A.

10.6 Except otherwise permitted herein, If Party B returns the Premises in the middle of the term of lease, it shall pay an amount equal to four months' rent to Party A as liquidated

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damages. If such damages is insufficient to offset Party A's loss, Party B shall compensate for the remaining loss, and Party A may deduct from the security deposit to offset its loss. If such funds are insufficient, Party B shall otherwise make up the shortfall.

ARTICLE 11 OTHER MATTERS

11.1 During the term of lease, If Party A needs to mortgage the Premises, it shall inform Party B in writing, and promise to Party B that it will request Party B in writing of Party B's intention of purchasing the Premises after the Premises is mortgaged and thirty days prior to being sold by the parties of the mortgage.

11.2 This Contract shall take effect upon execution by the two parties. Within 15 days upon execution, Party A shall file the contract with the real estate transaction center or the farm system real estate handling department in the district/county where the Premises is located. Once the contract has been filed for record, Party A shall be responsible for handling procedures for alteration and termination of the Contract at the original registration body, within 15 days upon such alteration/termination. If Party A fails to do so, it shall be liable for all legal consequences.

11.3 In the case of any other matters not specified herein, the two parties may negotiate Supplementary Provisions hereto. Supplementary Provisions and Exhibits hereto together are an integral part hereof. Words filled in the blanks in the Supplementary Provisions and exhibits in handwriting have the same force as printed words.

11.4 When signing this Contract, the two parties fully understand their respective rights, obligations and liabilities hereunder, and are willing to strictly perform this Contract. If either party breaches the Contract, the other has the right to claim against the breaching party of the loss.

11.5 If any disputes arise with respect to the Contract, the two parties shall first resolve it through consultation; if consultation fails, the two parties will submit the matter for arbitration.

11.6 This Contract, together with exhibits, is signed in three copies, one for Party A, one for Party B and one for the Shanghai Huangpu District Real Estate Transaction Center or Farm Bureau Handling Section. All copies will have the same legal force.

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                            SUPPLEMENTARY PROVISIONS

OTHER MATTERS

I. Property management fee is RMB 30 yuan per square meter floorage/month. Central air conditioning supply time: 8:30 am-8:00 pm Monday to Friday, 10:00 am -4:00 pm Saturday and Sunday (excluding public holidays). Overtime air conditioning fee shall be RMB 200 yuan/h for each 1500 square meter floorage.

II. Party B shall pay a deposit equivalent to 3 months' rent within 7 days upon execution of this Contract (deposit for property management fee shall be paid to the property management company directly by Party B). Upon receipt of above deposit, Party A will allow Party B to enter the Premises to conduct decoration. Party A agrees to offer a rent-free period as from the day when Party B enters the Premises till October 19, 2004. If Party B finishes decoration and passes the fire-fighting facility and quality inspection during the rent-free period, it can move into the Premises earlier. Party B will be exempt from rent during the rent-free period, but will have to pay expenses arising from usage of the Premises, such as property management fee.

III. The term of this Contract is three years, and rent will remain unchanged in this term. Upon expiration of the term, Party B shall enjoy the right of priority for extension under the same conditions, and the rent at that time will not exceed 120% of the current rent.

IV. During the term of lease, upon a four months' prior written request by Party B, Party A is obliged to offer suitable available space in the building to Party B for Party B's expansion of its lease.

V. Delivery Requirements: suspended ceiling designed by Party A; smooth ground; and low-lying part on the southern side shall remain unchanged. Party B's decoration and construction schemes shall first be submitted to Party A for review, or to relevant government authority for approval if so required. Party B shall be responsible for submission to the authority at its own expense, and Party A shall assist Party B in doing so. Party B is not required to restitute the Premises upon expiration of the term of lease.

The two parties generally agree that, Party B will conduct second-time decoration directly based on the current condition of the Premises, and Party A shall compensate Party B for the decoration cost arising in the period during which the Premises transitions from the current condition to a condition satisfying the delivery requirements as described above, and other expenses shall be borne by Party B. The two parties will otherwise sign an agreement as to this matter.

VI. During the term of lease, Party A will offer parking spaces for two cars to Party B without charge, with the specific location of such spaces to be determined by Party A. Additional parking spaces may be rented from Party A at the price of RMB1,200 yuan/month/space.

VII. During the term of lease, Party B shall cause its employees to enter and exit the building by taking the sightseeing lift on the side of Beijing East Road. Party A will allow Party B to post name boards in the lift or on the external wall thereof.

VIII. The load capacity of the Premises is designed to be 250kg/square meter. Party A will provide Party B with 100 telephone lines and several DDN lines, and will satisfy Party B's demand on power resources and capacity.

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Party B shall itself apply to the relevant government authorities for voice and data telecom lines, and the expenses with respect to such application and installation and daily-use shall be borne by Party B.

IX. Party A agrees that, Party B may use the meeting room on the sixth floor one day for free every three months during the term of lease; on other days during the term of lease, Party B will enjoy a 40% discount when using the room (excluding service fee).

X. Party B voluntarily and unconditionally waives the pre-emptive right when Party A or its successor sells a part of or the entire Premises or parking spaces (if applicable) during the term of lease (including extended term). Party A's disposal of the Premises shall not impair Party B's right hereunder.

XI. While Party A exercises its right to unilaterally terminate the Contract when Party B breaches this Contract (as described in Article 9.2), Party A may dispose of Party B's articles in the Premises after a week's prior written notice. If Party B does not respond during such notice period, Party A may dispose of the articles and provide a list of such articles thereafter to Party
B. Earnings from the disposal shall be used to compensate Party A's loss, and the remaining earnings shall be returned to Party B. If the earnings is not sufficient to recoup the loss, Party B shall make up the shortfall.

XII. Upon a week's prior written notice to Party B, Party A has right to dispose of articles of Party B left in the Premises as waste upon termination of the Contract.

XIII. Party A and Party B shall pay its respective taxes on its own.

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                                    Exhibit 1

                         Layout of the Premise (Omitted)

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                                    Exhibit 2

                Scope, Conditions and Requirements of the Premise

                                Commitment Letter

To: Shanghai Allianz Investment and Development Company and Manager of the Eastern Tower:

To maintain the owners/users of all suites in the Eastern Tower("the Tower") and promote the management of the Tower, I (we)/our company, as the lessee of Suite______, ____ Floor (No.____ parking space) of the Eastern Tower("the Tower"), hereby states:

Carefully read the Management Covenant for Eastern Tower at No. 689, Beijing East Road, Shanghai, PRC (which may from time to time be amended and supplemented by relevant documents) signed between Shanghai Allianz Investment and Development Company and Shanghai Mingtian Property Management Co., Ltd, I/we/our company hereby commit that:

1. use the leased space in the Tower and public areas and facilities in accordance with the Management Covenant;

2. not change the structure of the Tower, such as bearing walls, beams and pillars, and will not add, expand or remove any part of the Tower; not change the original color of the certain wall; not install any sculptures, blinds, awnings, flower shelves, antennas, flagpoles, lamp box, etc.;

3. keep the Premises clean and in good condition, keep drainage system functioning, and avoiding overflowed water causing loss to others;

4.not block, cut, damage, alter or interfere with any supply of water, power and air-conditioning and drainage pipes, cable fixed devices, etc. in public areas;

5. not use the Premises in a illegal or immoral way; and not conduct activities in the Premises that would disturb others;

6. not raise livestock or pets in the Tower;

7. not hold funerals, religious ceremonies or other similar activities in the Tower;

8. not engage in any activities that would cause any insurance purchased by the Tower become invalid in part or in whole, or lead to the increase of the premium;

9. not store flammable and explosive goods in the Tower;

10. not impede others in reasonably using public areas/facilities; not hang clothes or dump wastes in public areas;

11. not alter, move or expand power and water capacity without permission from the management department;

12. be liable for any expenses and losses resulting from my/our breaching of the Management Covenant or harm to the Tower in any way;

This commitment letter will take effect on the day when this Contract is executed.

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                                    Exhibit 3

        Acknowledgement on Existing Decorations, Ancillary Facilities and
                                   Equipments

Central air conditioner installed; standard suspended ceilings (quality and location of spray heads and fire alarm devices remain unchanged); ground has been chipped even.

             Agreement on Party B's Self-Decoration and Additions to
                       Ancillary Facilities and Equipments

Conditioned on compliance with fire-fighting and quality inspection requirements, Party B may conduct decorations based on the current status acknowledged above.

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The two parties has signed this Contract on March 22, 2004 at 12th Floor, No.
689, Beijing East Road, Shanghai200002, PRC.

Party A(Lessor): Shanghai Allianz Investment and Development Company (sealed)

Address: 12th Floor, No. 689, Beijing East Road, Shanghai200002, PRC.

Party B (Lessee): Shanghai Linktone Consulting Co., Ltd. (sealed)

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             AMENDEMENT TO SHANGHAI COMMERCIAL HOUSE LEASE CONTRACT

Between

Party A(Lessor): Shanghai  Allianz Investment and Development Company

Party B (Lessee): Shanghai Linktone Consulting Co., Ltd.

Whereas,

The two parties signed a Shanghai Commercial House Lease Contract(the "Contract")the as to lease of 5th Floor of Eastern Tower located at No.689, Beijing East Road, Huangpu District, Shanghai (the "Premise") on March 19, 2004.

The two parties hereby sign an amendment to the Contract through consultation:

1. Considering the difference between current status of the Premises and delivery conditions thereof and according to the Contract, Party A agrees that, the decoration company engaged by Party B will conduct first-time and second-time decoration based on the current status of the Premise, and Party A shall compensate Party B for the decoration cost arising in the period during which the Premises transforms from the current status into a status satisfying the delivery requirements as described in the Contract, and other expenses shall be borne by Party B.

2. Blower fan pipes of central air-conditioner and spray and fire alarm devices in the Premises shall be deployed in accordance with the first-time decoration standards provided by Party A and approved by Party B, and Party B shall be responsible for construction and relevant expenses for these devices. Specific construction schemes of Party B might be adjusted with reference to second-time decoration schemes of Party B, but costs arising out of additional functions incurred in first and second decorations shall be borne by Party B.

3. Suspended ceilings in the Premises shall be installed by the decoration company engaged by Party B, in accordance with the first-time decoration scheme provided by Party A. Party B will pay the decoration fee for the ceilings directly to the decoration company.

4. Lightings in the Premises will be supplied by Party A, ancillary materials will be provided by Party B, and lightings will be installed by the decoration company engaged by Party B, relevant labor cost and material cost will be paid by Party B. Lightings provided by Party A include: 180 sets of grid lamps for public office areas and 46 sets of passage lamps. Party B can only adjust the type and quality of lamps upon Party A's approval, and at its own expense. Remaining lamps after adjustment shall be returned to Party A.

5. Ground of the Premises shall be smoothed by laying concrete on it, and will be carried out by the decoration company engaged by Party B, at the expense of Party B. Party A will provide assistance as necessary.

6. Party A shall be responsible for constructing broadcasting system in the light current part and bear relevant expenses. As for other light current systems, Party A will furnish interface

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in the floor, and technicians or decoration companies engaged by Party B shall be responsible for connecting them with the user's end, at the expense of Party
B.

7. The two parties hereby agree that the Premises handed back by Party B upon termination of the Contract may be in a condition same as that upon the second-time decoration as described in the Amendment and need not to be restored to the original status.

8. Considering the current status of the Premises and for the sake of compensating Party B's decoration cost as described in Article 1 in the Amendment, Party A agrees to extend the rent-free period to 7 months, i.e. from Party B's entrance to the Premises till October 19, 2004.

9. This Amendment is attached to the Contract and has the same legal force as the Contract.

10. Definitions referred to in the Amendment shall mean the same as in the Contract. Matters not involved in the Amendment shall be governed by the Contract.

11. Disputes arising in the Amendment shall be subject to same resolution means as described in the Contract.

12. This Amendment is signed in four copies, two for Party A and another two for Party B, and shall take effect upon execution by both parties.

The two parties has signed this Contract on March 22, 2004 at 12th Floor, No. 689, Beijing East Road, Shanghai200002, PRC.

Party A(Lessor): Shanghai Allianz Investment and Development Company (sealed)
Representative:

Party B (Lessee): Shanghai Linktone Consulting Co., Ltd. (sealed)
Representative:

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